                                                                    Exhibit 4.01

                              Snowball.com, Inc.
                           Stock Option Grant Notice

     Snowball.com, Inc., a Delaware corporation (the "Company"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Non-Statutory Stock Option Agreement, the Early Exercise Restricted Stock Purchase Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:                                James R. Tolonen
Date of Grant:                               October 20, 1999
Number of Shares Subject to Option:          550,000*
Exercise Price (Per Share):                  $2.00
Expiration Date:                             October 20, 2009

Type of Grant:      [_] Incentive Stock Option    [X] Non-Statutory Stock Option

Exercise Schedule:  [_] Same as Vesting Schedule  [X] Early Exercise Permitted

Vesting Schedule:   As described in the employment offer letter dated October
                    18, 1999 attached as Exhibit A hereto.

Payment:            By cash or check

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice and the Stock Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the employment offer letter between Optionholder and the Company dated October 18, 1999 set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the 1999 Equity Incentive Plan, and (ii) the following agreements only:

     Other Agreements:        Employment Offer Letter dated October 18, 1999 and
                              Series B-1 Preferred Stock Purchase Agreement dated October 20, 1999

Snowball.com, Inc.                                Optionholder:

By:  /s/ Mark Jung                                /s/ James R. Tolonen
    -----------------------------------------     ---------------------------
                    Signature                            Signature

Title: President and Chief Executive Officer       Date: January 19, 2000
       --------------------------------------           ---------------------

Date:________________________________________


Exhibit:  Employment Offer Letter dated October 18, 1999

Attachments:   Stock Option Agreement, the form of Early Exercise Restricted
               Stock Purchase Agreement and Notice of Exercise

_____________
* On November 30, 1999, Mr. Tolonen purchased 350,000 shares of the shares referenced herein.

                                   Exhibit A

                            Employment Offer Letter

                               October 18, 1999

Mr. James Tolonen
One Bayview, #4
Los Gatos, CA 95030


Dear Jim:

          On behalf of the Board of Directors of Snowball.com ("Snowball"), we would like to offer you the position of Chief Financial Officer and Chief Operating Officer of Snowball subject to the following terms and conditions:

          1.   Title; Salary.  Effective October 18, 1999 (the "Commencement
               -------------
Date"), you will be employed as Chief Financial Officer and Chief Operating Officer. You will report to the Chief Executive Officer of Snowball. Your base salary will be no less than $225,000 annually, subject to review by the Snowball Board of Directors on January 1, 2000 and then at least annually thereafter.

          2.   Benefits; Expenses.  You will be eligible to participate in
               ------------------
Snowball's employee benefit plans of general application, including, without limitation, those plans covering incentive compensation and medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this agreement and you will be eligible to receive such other benefits as Snowball generally provides to its other employees of comparable position and experience.

          3.   Indemnification. In the event you are made, or threatened to be
               ---------------
made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were an employee, director or officer of Snowball or serve or served any other corporation fifty percent (50%) or more owned or controlled by Snowball in any capacity at Snowball's request, you shall be indemnified by Snowball, and Snowball shall pay your related expenses when and as incurred, all to the fullest extent permitted by law.

          4.   Options.  You will be granted an option to purchase 600,000
               -------
shares of the Company's common stock (the "Option"). Except as otherwise set forth in this agreement, the Option will vest on a monthly basis over a 48-month period beginning on the Commencement Date. The exercise price of the Option will be $2.00 per share, which is the fair market value of Snowball's common stock on the Commencement Date. The Option will be immediately exercisable subject to Snowball's right to repurchase any shares that have not vested pursuant to either the preceding sentence or paragraph 8 below, upon your termination of employment for any reason.

          5.   Series B Preferred Stock.  In addition, you may purchase from
               ------------------------
Snowball up to 100,000 shares of Series B Preferred Stock at a purchase price of $6.33 per share (the "Preferred Stock"). You must exercise your right to purchase the Preferred Stock on or before Wednesday, October 20, 1999. You may pay up to $333,000 of the purchase price with a full recourse promissory note (the "Preferred Stock Note") which will be secured by the Preferred Stock and will accrue interest monthly at the minimum rate sufficient to avoid imputation of income under the Code. There will be no prepayment penalty. Snowball will forgive 1/48/th/ of the principal amount of the Preferred Stock Note and any accrued interest on the last day of each month following the Commencement Date. In addition, Snowball will forgive the Preferred Stock Note and any accrued interest in full upon a Change of Control (as defined in Section 7 below). To the extent the Preferred Stock Note has not been forgiven, except as otherwise set forth in this agreement, the Preferred Stock Note shall be due and payable in full on the earlier to occur of (i) the fourth anniversary of the date of the Preferred Stock Note or (ii) 30 days following your Termination for Cause or your Voluntary Termination (each as defined in Section 6 below).

          6.   At-Will Employment.  Your employment with Snowball will be
               ------------------
at-will and may be terminated by you or by Snowball at any time for any reason as follows:.

               (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion ("Voluntary Termination");

               (b) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason" as defined below ("Involuntary Termination").

               (c) Snowball may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

               (d) Snowball may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

               (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 90 consecutive days or 90 days in the aggregate in any 12-month period.

          7.   Definition.  For purposes of this agreement, the following terms
               ----------
will have the following meanings:

               (a) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Snowball (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Snowball, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) repeated failure to perform your duties to Snowball as requested in writing by the Chief Executive Officer or the Board of Directors (other than as a result of a disability); (iii) commission of any act of fraud with respect to Snowball; or (iv) conviction of a felony or a crime causing material harm to the business and affairs of Snowball. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Snowball.

               (b) "Change of Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Snowball representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Snowball in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Snowball or a liquidation or dissolution of Snowball, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Snowball subsequent to the Commencement Date, whose election, or nomination for election by Snowball stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

               (c) "Good Reason" means the occurrence of any of the following events without your prior written consent: (i) a reduction in your base salary;
(ii) a material adverse change in your title; (iii) a material adverse change in your responsibilities or authority; (iv) a material reduction in your employee benefits other than a reduction in employee benefits which applies to all Snowball employees of comparable position and experience; (v) a relocation of your place of employment outside of the seven (7) Bay Area counties; or (vi) Snowball's failure to obtain the assumption of this agreement described in paragraph 10.

          8.   Separation Benefits.  Upon termination of your employment with
               -------------------
Snowball for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment. Your benefits will be continued under Snowball's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination; provided, however, that if Snowball implements a severance policy, program or plan that provides different severance benefits than those described below, you may elect, at your option, to receive the applicable severance benefits under such policy, program or plan in lieu of the severance benefits described below.

               (a) In the event of your Voluntary Termination, Termination for Death or Disability or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of options or forgiveness of the Preferred Stock Note.

               (b) In the event of your Termination without Cause or Involuntary Termination, you will not be entitled to any cash severance, but the vesting of your Option will immediately be accelerated by six months. In addition, the Preferred Stock Note and any accrued interest thereon will be forgiven in full.

               (c) In the event of your Termination without Cause or your Involuntary Termination within sixty days prior to or one year following a Change of Control, you will not be entitled to any cash severance benefits, but the vesting of your Option will immediately be accelerated by one year. (Such acceleration shall be in lieu of any acceleration pursuant to paragraph 8(b) above.) In addition, the Preferred Stock Note and any accrued interest thereon will be forgiven in full.

               (d)  If your severance and other benefits provided for in this
Section 8 constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of option vesting, forgiveness of indebtedness and other benefits.

               (e) No payments due you hereunder shall be subject to mitigation or offset.

          9.   Arbitration.  The parties agree that any dispute regarding the
               ------------
interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by the American Arbitration Association ("AAA") under the then existing AAA rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

          10.  Successors.  This agreement is binding on and may be enforced by
               ----------
Snowball and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Snowball or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Snowball's obligations under this agreement.

          11.  Waiver.  Neither party shall, by mere lapse of time, without
               -------
giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this agreement. Further, the waiver by either party of a particular breach of this agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this agreement.

          12.  Entire Agreement.  This agreement, the stock option agreement
               ----------------
between you and Snowball and the Series B-1 Preferred Stock Purchase Agreement between you and Snowball dated October 20, 1999 represent the entire agreement between us concerning the subject matter of your employment by Snowball and supersede any prior agreements.

          13.  Governing Law.  This agreement will be governed by the laws of
               -------------
the state of California without reference to conflict of laws provisions.

          We look forward to your contributions as part of the Snowball team.

                              Sincerely yours,

                              /s/ Mark Jung

                              Mark Jung
                              President and Chief Executive Officer

By signing this letter, I am agreeing to the above.

Signature:  /s/ James R. Tolonen                  Date: 10/18/99
            ---------------------------                -------------

                                 Attachment I

                            Stock Option Agreement

                              SNOWBALL.COM, INC.

                     Non-Statutory Stock Option Agreement

     Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Non-Statutory Stock Option Agreement (this "Agreement"), Snowball.com, Inc., a Delaware corporation (the "Company"), has granted you an option to purchase 550,000/1/ shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Such option is not granted under the Company's 1999 Equity Incentive Plan. Defined terms not explicitly defined in this Agreement but defined in Exhibit A attached hereto
                                                    ---------
shall have the same definitions as set forth in Exhibit A.

     The details of your option are as follows:

     1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for changes in the Company's capital stock, as provided in this Section 2.

          2.1 Capitalization Adjustments. If any change is made in the stock subject to this Agreement, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the shares of Common Stock subject to this Agreement will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to this Agreement. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

          2.2 Change in Control--Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then this Agreement shall be terminated if not exercised (if applicable) prior to such event.

          2.3 Change in Control--Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding

___________________
/1/ On November 30, 1999, Mr. Tolonen purchased 350,000 shares of the shares referenced herein.

immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume this Agreement or shall substitute a similar agreement for this Agreement. In the event any surviving corporation or acquiring corporation refuses to assume this Agreement or to substitute a similar agreement for this Agreement, then if the holder of this Agreement has not ceased to provide Continuous Service, the vesting of shares of Common Stock subject this Agreement (and, if applicable, the time during which this Agreement may be exercised) shall be accelerated in full, and this Agreement shall terminate if not exercised (if applicable) at or prior to such event.

     3. Exercise prior to Vesting ("Early Exercise"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

          (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

          (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement; and

          (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

     4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your
                                                              -----------------
Grant Notice, which may include one or more of the following:
------------

          (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

          (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

          (c)  Pursuant to the following deferred payment alternative:

               (i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company's election, upon termination of your Continuous Service.

               (ii) Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.

               (iii) At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

               (iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

     5. Whole Shares. You may exercise your option only for whole shares of Common Stock.

     6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

     7. Term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

               (a) two (2) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such two (2) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of two (2) months after the termination of your Continuous Service;

               (b) twelve (12) months after the termination of your Continuous Service due to your Disability;

               (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

               (d)  the Expiration Date indicated in your Grant Notice; or

               (e)  the tenth (10th) anniversary of the Date of Grant.

     8.   Exercise.

               (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

               (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

               (c) By exercising your option you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.

     9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

     10. Right of First Refusal. Shares of Common Stock that you acquire upon exercise of your option are subject to the rights of first refusal that are described in the Early Exercise Agreement attached as Exhibit A hereto. The
                                                      ---------
Company's right of first refusal shall expire pursuant to the Early Exercise Restricted Stock Purchase Agreement.

     11. Right of Repurchase. To the extent provided in the Early Exercise Restricted Stock Purchase Agreement, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

     12. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     13.  Withholding Obligations.

          (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

          (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

     14. Notices. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                   EXHIBIT A

                                  Definitions
                                  -----------

     (a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

     (b)  "Board" means the Board of Directors of the Company.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d)  "Common Stock" means the common stock of the Company.

     (e) "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term "Consultant" shall not include either Directors of the Company who are not compensated by the Company for their services as Directors or Directors of the Company who are merely paid a director's fee by the Company for their services as Directors.

     (f) "Continuous Service" means that the holder of this option's (the "Holder's") service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Holder's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Holder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Holder renders such service, provided that there is no interruption or termination of the Holder's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

     (g)  "Director" means a member of the Board of Directors of the Company.

     (h) "Disability" means (i) before the Listing Date, the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person's position with the Company or an Affiliate of the Company because of the sickness or injury of the person and
(ii) after the Listing Date, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

     (i) "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

     (j)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (k) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

          (iii) Prior to the Listing Date, the value of the Common Stock shall be determined in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

     (l) "Listing Date" means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25102(o) of the California Corporate Securities Law of 1968.

     (m) "Non-Statutory Stock Option" means an option to purchase Common Stock of the Company not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (n) "Officer" means (i) before the Listing Date, any person designated by the Company as an officer and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (o)  "Securities Act" means the Securities Act of 1933, as amended.

                                 Attachment II

          Form of Early Exercise Restricted Stock Purchase Agreement

                               SNOWBALL.COM, INC.

               EARLY EXERCISE RESTRICTED STOCK PURCHASE AGREEMENT

     This Restricted Stock Purchase Agreement (this "Agreement") is made as of the _________ day of ____________, __________ by and between Snowball.com, Inc., a California corporation (the "Company"), and James R. Tolonen ("Purchaser").

     Whereas, pursuant to Section 408 of the California General Corporation Law, the Company desires to issue, and Purchaser desires to acquire, common stock of the Company as herein described, on the terms and conditions hereinafter set forth;

     Whereas, the issuance of common stock hereby is intended to comply with the provisions of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and Section 25102(f) of the California Corporations Code.

     Now, Therefore, It Is Agreed between the parties as follows:

     1. Purchase and Sale of Stock. Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of ____________ shares of the common stock, $0.001 par value, of the Company (the "Stock") at two dollars ($2.00) per share, for an aggregate purchase price of $________________, payable by Purchaser's (i) payment in cash in the amount of $_________________.

     The closing hereunder, including payment for and delivery of the Stock, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.

     2. Repurchase Option. The Company shall have an irrevocable option (the "Repurchase Option") to repurchase from Purchaser or Purchaser's personal representative, as the case may be, at the original price per share indicated above paid by Purchaser for such Stock ("Option Price"), up to but not exceeding the number of shares of Stock that have not vested in accordance with the provisions of the Stock Option Agreement under which the Stock is being purchased.

     3. Exercise of Repurchase Option. The Repurchase Option shall be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided in
Section 16(a). Such notice shall identify the number of shares of Stock to be purchased and shall notify Purchaser of the time, place and date for settlement of such purchase, which shall be scheduled by the Company within the term of the Repurchase Option set forth in Section 2(a) above. The Company shall be entitled to pay for any shares of Stock purchased pursuant to its Repurchase Option at the Company's option in cash or by offset against any indebtedness owing to the Company by Purchaser (including without limitation any note given in payment for the Stock), or by a combination of both. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Stock being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Stock being repurchased by the Company, without further action by Purchaser.

     4. Adjustments to Stock. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company's outstanding common stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating, dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser's ownership of Stock shall be immediately subject to the Repurchase Option and be included in the word "Stock" for all purposes of the Repurchase Option with the same force and effect as the shares of the Stock presently subject to the Repurchase Option, but only to the extent the Stock is, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Stock upon exercise of the Repurchase Option shall be appropriately adjusted.

     5. Termination of Repurchase Option. Sections 2, 3 and 4 of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever first occurs.

     6. Escrow of Unvested Stock. As security for Purchaser's faithful performance of the terms of this Agreement and to insure the availability for delivery of Purchaser's Stock upon exercise of the Repurchase Option herein provided for, Purchaser agrees, at the closing hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary's designee ("Escrow Agent"), as Escrow Agent in this transaction, three (3) stock assignments duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit A, together with a certificate or certificates evidencing all of the Stock subject to the Repurchase Option. Said documents are to be held by the Escrow Agent and delivered by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Purchaser set forth in Exhibit B attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent at the closing hereunder.

     7. Rights of Purchaser. Subject to the provisions of Sections 6, 8, 11 and 13 herein, Purchaser shall exercise all rights and privileges of a shareholder of the Company with respect to the Stock deposited in escrow. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Stock and for the purpose of exercising any voting rights relating to such shares of Stock, even if some or all of such shares of Stock have not yet vested and been released from the Repurchase Option.

     8. Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock while the Stock is subject to the Repurchase Option. After any Stock has been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock except in compliance with the provisions herein and applicable securities laws. Furthermore, the Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company's Bylaws.

     9. Restrictive Legends. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

          (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY."

          (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          (c) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, RIGHT OF REPURCHASE AND RIGHT OF FIRST REFUSAL OPTIONS HELD IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS SET FORTH IN AN EARLY EXERCISE RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING UPON TRANSFEREES OF THESE SHARES."

          (d) Any legend required by appropriate blue sky officials.

     10. Investment Representations. In connection with the purchase of the Stock, Purchaser represents to the Company the following:

          (a) Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser is purchasing the Stock for investment for Purchaser's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act.

          (b) Purchaser understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

          (c) Purchaser further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Stock. Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

          (d) Purchaser is familiar with the provisions of Rules 144 and 506 under the Act, as in effect from time to time, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the securities may be resold by Purchaser in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after the Purchaser has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

          (e) Purchaser further understands that at the time Purchaser wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser would be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

          (f) Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the purchase of the Stock by virtue of (a) the business or financial expertise of himself or (b) of a purchaser representative advising Purchaser who is unaffiliated with and who is not compensated by the Company or any of its affiliates, directly or indirectly in connection with the provision of such advice. Purchaser further warrants that he is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

     11. Market Stand-Off Agreement. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock or other securities of the Company held by Purchaser, including the Stock (the "Restricted Securities"), for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser's Restricted Securities until the end of such period.

     12. Section 83(b) Election. Purchaser understands that Section 83(a) of the Internal Revenue Code (the "Code") taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, "restriction" includes the right of the Company to buy back the Stock pursuant to the Repurchase Option set forth in Section 2(a) above. Purchaser understands that Purchaser may elect to be taxed at the time the Stock is purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an "83(b) Election") of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Stock at the time of the execution of this Agreement equals the amount paid for the Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Purchaser understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Stock hereunder, and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser's death. Purchaser assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Stock. A form of a Section 83(b) Election has been attached hereto as Exhibit C.

     13. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement or
(b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

     14. No Employment Rights. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser's employment for any reason at any time, with or without cause and with or without notice.

     15.  Miscellaneous.

          (a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or sent by telegram or fax or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at his address hereinafter shown below its signature or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

          (b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser's successors, and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

          (c) Attorneys' Fees; Specific Performance. Purchaser shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys' fees. It is the intention of the parties that the Company, upon exercise of the Repurchase Option and payment of the Option Price, pursuant to the terms of this Agreement, shall be entitled to receive the Stock, in specie, in order to have such Stock available for future issuance without dilution of the holdings of other shareholders. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Stock and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Stock.

          (d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company's principal place of business.

          (e) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

          (f) Independent Counsel. Purchaser acknowledges that this Agreement has been prepared on behalf of the Company by Fenwick & West llp, counsel to the Company and that Fenwick & West llp does not represent, and is not acting on behalf of, Purchaser. Purchaser has been provided with an opportunity to consult with Purchaser's own counsel with respect to this Agreement.

          (g) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

          (h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     In Witness Whereof, the parties hereto have executed this Early Exercise Restricted Stock Purchase Agreement as of the day and year first above written.

                                 Snowball.com, Inc.

                                 By:
                                    -------------------------------------
                                    Mark Jung,
                                    President and Chief Executive Officer

                                 Address: 250 Executive Park Blvd., Suite 4000
                                          San Francisco, CA 94134

                                 Purchaser:



                                 -----------------------------------------
                                 James R. Tolonen

Address:

                                   Exhibit A

                  STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

                  STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

     For Value Received, ______________ hereby sells, assigns and transfers unto Snowball.com, Inc., a California corporation (the "Company"), pursuant to the Repurchase Option under that certain Early Exercise Restricted Stock Purchase Agreement, dated November 30, 1999 by and between the undersigned and the Company (the "Agreement"), _______________ (_______________) shares of Common
Stock of the Company standing in the undersigned's name on the books of the Company represented by Certificate No(s). _______________ and does hereby irrevocably constitute and appoint the Company's Secretary attorney to transfer said Common Stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with (i) the repurchase of shares of Common Stock issued to the undersigned pursuant to the Agreement, and only to the extent that such shares remain subject to the Company's Repurchase Option under the Agreement and (ii) the exercise by the Company of its rights under the Pledge Agreement entered into in connection with the Agreement.

Dated:________________________

                                        /s/ James R. Tolonen
                                        --------------------
                                        James R. Tolonen

Instruction: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of Purchaser.

                                   Exhibit B

                           JOINT ESCROW INSTRUCTIONS

                           JOINT ESCROW INSTRUCTIONS

Snowball.com, Inc.
250 Executive Park Blvd., Suite 4000
San Francisco, California 94134
Attention: Secretary

Dear Sir/Madam:

     As Escrow Agent for both Snowball.com, Inc., a California corporation ("Company"), and the undersigned purchaser of Common Stock of the Company ("Purchaser"), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Early Exercise Restricted Stock Purchase Agreement ("Agreement"), dated November 30, 1999 to which a copy of these Joint Escrow Instructions is attached as Exhibit B in accordance with the following instructions:

     In the event the Company or an assignee shall elect to exercise the Repurchase Option set forth in the Agreement or its rights under the Pledge Agreement, the Company or its assignee will give to Purchaser and you a written notice specifying the number of shares of Common Stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

     1. At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of Common Stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) of the number of shares of Common Stock being purchased or sold pursuant to the exercise of the Repurchase Option or pursuant to the Pledge Agreement.

     2. Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of Common Stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as the Purchaser's attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

     3. This escrow shall terminate upon the later of (i) expiration or exercise in full of the Repurchase Option or (ii) release of the shares of Common Stock from the security interest as set forth in the Pledge Agreement.

     4. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of same to Purchaser and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Company that the property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Company.

     5. Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

     6. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

     7. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.
In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     8. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

     9. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

     10. Your responsibilities as Escrow Agent hereunder shall terminate if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and Purchaser hereby confirms the appointment of such successor or successors as the Purchaser's attorney-in-fact and agent to the full extent of your appointment.

     11. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

     12. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

     13. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, including delivery by express courier or five days after deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto:

     Company:       Snowball.com, Inc.
                    250 Executive Park Blvd., Suite 4000
                    San Francisco, CA 94134

     Purchaser:     James R. Tolonen
                    One Bayview #4
                    Los Gatos, CA 95030

     Escrow Agent:  Snowball.com, Inc.
                    250 Executive Park Blvd., Suite 4000
                    San Francisco, CA 94134
                    Attention: Secretary

     14. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

     15. You shall be entitled to employ such legal counsel and other experts (including without limitation the firm of Fenwick & West LLP) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.

     16. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to "you" or "your" herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

     17. This Agreement shall be governed by and interpreted and determined in accordance with the laws of the State of California, as such laws are applied by California courts to contracts made and to be performed entirely in California by residents of that state.

                                     Very truly yours,

                                     Snowball.com, Inc.



                                     By /s/ Mark Jung
                                        --------------
                                        Mark Jung
                                        President and Chief Executive Officer

                                     Purchaser:

                                     /s/ James R. Tolonen
                                     --------------------
                                     James R. Tolonen

Escrow Agent:

/s/ Janette Chock
-----------------
Secretary,
Snowball.com, Inc.

                                   Exhibit C

                            SECTION 83(B) ELECTION

           Election Under Section 83(b) of the Internal Revenue Code
           ---------------------------------------------------------

The undersigned Taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in gross income for the Taxpayer's current taxable year the excess, if any, of the fair market value of the property described below at the time of transfer over the amount paid for such property, as compensation for services.

1.   TAXPAYER'S NAME:         __________________________________________________

     TAXPAYER'S ADDRESS:      __________________________________________________

                              __________________________________________________

     SOCIAL SECURITY NUMBER:  __________________________________________________

2. The property with respect to which the election is made is described as follows: _______ shares of Common Stock, par value $0.001 per share of Snowball.com, Inc., a Delaware corporation (the "Company"), which is
                                                      -------
     Taxpayer's employer or the corporation for whom the Taxpayer performs services.

3. The date on which the shares were transferred was _______ and this election is made for calendar year _____.

4. The shares are subject to the following restrictions: The Company may repurchase all or a portion of the shares at the Taxpayer's original purchase price under certain conditions at the time of Taxpayer's termination of employment or services.

5. The fair market value of the shares (without regard to restrictions other than restrictions which by their terms will never lapse) was $_____ per share at the time of transfer.

6.   The amount paid for such shares was $____ per share.

7.   The Taxpayer has submitted a copy of this statement to the Company.

THIS ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE ("IRS"), AT THE
                                                                ---
OFFICE WHERE THE TAXPAYER FILES ANNUAL INCOME TAX RETURNS, WITHIN 30 DAYS AFTER
                                                           --------------
THE DATE OF TRANSFER OF THE PROPERTY, AND MUST ALSO BE FILED WITH THE TAXPAYER'S INCOME TAX RETURNS FOR THE CALENDAR YEAR. THE ELECTION CANNOT BE REVOKED WITHOUT THE CONSENT OF THE IRS.

Dated: _________________________        _____________________________
                                        Taxpayer's Signature

                                Attachment III

                              Notice of Exercise

                              NOTICE OF EXERCISE

Snowball.com, Inc.
250 Executive Park Blvd., Ste. 4000          Date of Exercise: November 30, 1999
San Francisco, CA 94134

Ladies and Gentlemen:

     This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

     Type of option (check one):           Non-Statutory  (350,000)

     Stock option dated:                   October 20, 1999

     Number of shares as
     to which option is
     exercised:                            350,000

     Certificates to be
     issued in name of:                    James R. Tolonen

     Total exercise price:                 $2.00 per share (post-split)

     Cash payment delivered
     herewith:                             $100,000

     Promissory Note (Attached):           $600,000

     By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Non-Statutory Stock Option Agreement, including without limitation an executed Early Exercise Restricted Stock Purchase Agreement, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

     I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the "Shares"), which are being acquired by me for my own account upon exercise of the Option as set forth above:

     I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are deemed to constitute "control securities" under Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

     I further acknowledge that I will not be able to resell the Shares after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934), unless Rule 144 is available to me and I am aware that more restrictive conditions apply to affiliates of the Company under Rule 144.

     I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company's Certificate of Incorporation, Bylaws, the Non-Statutory Stock Option Agreement, dated October 20, 1999, Early Exercise Restricted Stock Purchase Agreement, dated November 30, 1999, and/or applicable securities laws.

     I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty
(180) days) following the effective date of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters. I further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

                                    Very truly yours,

                                    /s/ James R. Tolonen
                                    --------------------
                                    James R. Tolonen

                                   Exhibit A

                                PROMISSORY NOTE

                         FULL RECOURSE PROMISSORY NOTE

$600,000.00                                                 November 30, 1999

     For Value Received, the undersigned hereby unconditionally promises to pay to the order of Snowball.com, Inc. (the "Company"), at 250 Executive Park Blvd., Suite 4000, San Francisco, CA 94134, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Hundred Thousand Dollars ($600,000.00) together with interest accrued from the date hereof on the unpaid principal at the rate of 6.08% per annum compounded monthly, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

     1. Principal Repayment. The outstanding principal amount and any accrued interest hereunder shall be due and payable in full on November 30, 2003.

     2. Interest Payments. Interest shall be payable annually in arrears and shall be calculated monthly beginning November 30, 1999 on the basis of a 360-day year for the actual number of days elapsed.

     3. Prepayment. This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

     4. Security. The full amount of this Note is secured by a pledge of shares of common stock of the Company, and is subject to all of the terms and provisions of the Stock Pledge Agreement, dated of even date herewith between the undersigned and the Company. Upon any default of the undersigned under this Note, the Company shall have, in addition to its rights and remedies under the Stock Pledge Agreement, full recourse against any real, personal, tangible or intangible assets of the undersigned.

     5. Nature of Debt. The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

     6. Waiver. The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

     7. Costs and Expenses. The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

     8. Governing Law. This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                                   Signed:/s/ James R. Tolonen
                                           James R. Tolonen

                                   Exhibit B

                            STOCK PLEDGE AGREEMENT

                            STOCK PLEDGE AGREEMENT

     This Stock Pledge Agreement ("Pledge Agreement") is made by James R. Tolonen, an individual with a residence at One Bayview #4, Los Gatos, CA 95030, ("Pledgor"), in favor of Snowball.com, Inc., a California corporation with its principal place of business at 250 Executive Park Blvd., Suite 4000, San Francisco, CA 94134 ("Pledgee").

     Whereas, Pledgor has concurrently herewith executed that certain Promissory Note (the "Note") in favor of Pledgee in the amount of $600,000.00 in partial payment of the purchase price of 350,000 shares of the common stock of Pledgee; and

     Whereas, Pledgee is willing to accept the Note from Pledgor, but only upon the condition, among others, that Pledgor shall have executed and delivered to Pledgee this Pledge Agreement and the pledged Collateral (as defined below):

     Now, Therefore, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Pledgor hereby agrees as follows:

     1. As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all indebtedness of Pledgor to Pledgee created under the Note (all such indebtedness being the "Liabilities"), together with, without limitation, the prompt payment of all expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incidental to the collection of the Liabilities and the enforcement or protection of Pledgee's lien in and to the collateral pledged hereunder, Pledgor hereby pledges to Pledgee, and grants to Pledgee, a first priority security interest in all of the following (collectively, the "Pledged Collateral"):

          (a) 350,000 shares of common stock of Pledgee represented by Certificate(s) numbered ___________ (the "Pledged Shares"), and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

          (b) all voting trust certificates held by Pledgor evidencing the right to vote any Pledged Shares subject to any voting trust; and

          (c) all additional shares and voting trust certificates from time to time acquired by Pledgor in any manner (which additional shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares.

     The term "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and Liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness may be or hereafter becomes unenforceable.

     2. At any time, without notice, and at the expense of Pledgor, Pledgee in its name or in the name of its nominee or of Pledgor may, but shall not be obligated to: (1) collect by legal proceedings or otherwise all dividends (except cash dividends other than liquidating dividends), interest, principal payments and other sums now or hereafter payable upon or on account of said Pledged Collateral; (2) enter into any extension, reorganization, deposit, merger or consolidation agreement, or any agreement in any way relating to or affecting the Pledged Collateral, and in connection therewith may deposit or surrender control of such Pledged Collateral thereunder, accept other property in exchange for such Pledged Collateral and do and perform such acts and things as it may deem proper, and any money or property received in exchange for such Pledged Collateral shall be applied to the indebtedness or thereafter held by it pursuant to the provisions hereof; (3) insure, process and preserve the Pledged Collateral; (4) cause the Pledged Collateral to be transferred to its name or to the name of its nominee; (5) exercise as to such Pledged Collateral all the rights, powers and remedies of an owner, except that so long as no default exists under the Note or hereunder Pledgor shall retain all voting rights as to the Pledged Shares.

     3. Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Pledged Collateral, and upon the failure of Pledgor to do so, Pledgee at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

     4. At the option of Pledgee and without necessity of demand or notice, all or any part of the indebtedness of Pledgor shall immediately become due and payable irrespective of any agreed maturity, upon the happening of any of the following events: (1) failure to keep or perform any of the terms or provisions of this Pledge Agreement; (2) failure to pay any installment of principal or interest on the Note when due; (3) the levy of any attachment, execution or other process against the Pledged Collateral; or (4) the insolvency, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of Title 11 of the United States Code of, by, or against Pledgor.

     5. In the event of the nonpayment of any indebtedness when due, whether by acceleration or otherwise, or upon the happening of any of the events specified in the last preceding paragraph, Pledgee may then, or at any time thereafter, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Pledgee in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Pledgee may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker's board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933 and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Pledgee and Pledgor hereby agree that such private sale shall be at a purchase price mutually agreed to by

Pledgee and Pledgor or, if the parties cannot agree upon a purchase price, then at a purchase price established by a majority of three independent appraisers knowledgeable of the value of such collateral, one named by Pledgor within 10 days after written request by the Pledgee to do so, one named by Pledgee within such 10 day period, and the third named by the two appraisers so selected, with the appraisal to be rendered by such body within 30 days of the appointment of the third appraiser. The cost of such appraisal, including all appraiser's fees, shall be charged against the proceeds of sale as an expense of such sale. Pledgee may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or right of redemption. Demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived, and Pledgee is hereby authorized to sell hereunder any evidence of debt pledged to it. Any sale hereunder may be conducted by any officer or agent of Pledgee.

     6. The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Pledgee from or on account of such Pledged Collateral shall be applied by Pledgee to the payment of expenses incurred or paid by Pledgee in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys' fees or expenses mentioned herein, and to the payment of the indebtedness or any part hereof, all in such order and manner as Pledgee in its discretion may determine. Pledgee shall then pay any balance to Pledgor.

     7. Upon the transfer of all or any part of the indebtedness Pledgee may transfer all or any part of the Pledged Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Pledged Collateral so transferred, and the transferee shall be vested with all the rights and powers of Pledgee hereunder with respect to such Pledged Collateral so transferred; but with respect to any Pledged Collateral not so transferred Pledgee shall retain all rights and powers hereby given.

     8. Until all indebtedness shall have been paid in full the power of sale and all other rights, powers and remedies granted to Pledgee hereunder shall continue to exist and may be exercised by Pledgee at any time and from time to time irrespective of the fact that the indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor may have ceased.

     9. Pledgee agrees that so long as no default exists under the Note or hereunder, the Pledged Shares shall, upon the request of Pledgor, be released from pledge as the indebtedness is paid. Such releases shall be at the rate of one share for each One Dollar ($1.00) of principal amount of indebtedness paid. Release from pledge, however, shall not result in release from the provisions of those certain Joint Escrow Instructions, if any, of even date herewith among the parties to this Pledge Agreement and the Escrow Agent named therein.

     10. Pledgee may at any time deliver the Pledged Collateral or any part thereof to Pledgor and the receipt of Pledgor shall be a complete and full acquittance for the Pledged Collateral so delivered, and Pledgee shall thereafter be discharged from any liability or responsibility therefor.

     11. The rights, powers and remedies given to Pledgee by this Pledge Agreement shall be in addition to all rights, powers and remedies given to Pledgee by virtue of any statute or rule of law. Any forbearance or failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Pledgee.

     12. If any provision of this Pledge Agreement is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Pledge Agreement shall be deemed valid and enforceable to the full extent possible.

     13. This Pledge Agreement shall be governed by, and construed in accordance with the laws of the State of California as applied to contracts made and performed entirely within the State of California by residents of such State.

Dated:  November 30, 1999

                                   Pledgor


                                   /s/ James R. Tolonen
                                   James R. Tolonen